TOWERSTREAM CORPORATION

55 HAMMARLUND WAY

MIDDLETOWN, RHODE ISLAND 02842

April __, 2007

To the Investors in our 8% Convertible Debentures due December 31, 2009:

1.

Reference is made to that certain Registrations Rights Agreement (the “Registration Rights Agreement”), dated as of January 16, 2007, by and between Towerstream Corporation (the “Company”) and each of the Investors signatory thereto. Capitalized terms used in this Paragraph  and not otherwise defined herein shall have the meaning ascribed to them in the Registration Rights Agreement.

Pursuant to Section 1.9 of the Registration Rights Agreement you have agreed to certain restrictions with respect to Registrable Securities.

Section 1.9 of the Registration Rights Agreement is hereby deleted and replaced in its entirety with the following:

Each Investor hereby agrees that during the Effectiveness Period it will not, without the prior written consent of the Company and the lead underwriter (or lead placement agent and if no lead underwriter or lead placement agent is appointed, then the managing underwriter or managing placement agent)(the “Placement Agent”), during the period commencing on the date of effectiveness of the registration statement relating to any “firm commitment” or “best efforts” registered public offering of the Company offering a minimum of $20 million of securities (the “Offering”) and ending on the date specified by the Company and the lead Placement Agent (such period not to exceed one hundred eighty (180) calendar days following the date of the final prospectus relating to the Offering)(the “Standoff Period”) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise.  Each Investor agrees to execute an agreement(s) reflecting (i) and (ii) above as may be requested by the lead Placement Agent at the time of the Offering, and further agrees that the Company may impose stop transfer instructions with its transfer agent in order to enforce the covenants in (i) and (ii) above. The lead Placement Agent in connection with the Company’s Offering is an intended third party beneficiary of the covenants of this provision and shall have the right, power and authority to enforce such covenants as though a party hereto.  The Standoff Period and limitations herein shall be effective with respect to those shares of Common Stock, and other securities,  acquired by each Investor pursuant the Securities Purchase Agreement dated as of January 16, 2007 pursuant to which the Debentures were issued, upon conversion of the Debentures, or exercise of any Warrants, including any issuance as a result of the applicability of any “anti-dilution” rights related thereto, and not with respect to any other securities acquired by such Investor.

2.

Reference is made to that certain Securities Purchase Agreement, dated as of January 16, 2007, by and between the Company and each of the Purchasers signatory thereto. Capitalized terms used in this Paragraph and not otherwise defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement.

Pursuant to Section 4.13, you are entitled to participate in Subsequent Financings by the Company, subject to the terms and conditions and subject to the limitations set forth therein.

Section 4.13(g) of the Securities Purchase Agreement is hereby deleted and replaced in its entirety with the following:

(g)

Notwithstanding the foregoing, this Section 4.13 shall not apply in respect of (i) the Common Stock Transaction, (ii) an Exempt Issuance, (iii) an underwritten public offering of Common Stock or (iv) a “firm commitment” or “best efforts” registered public offering by the Company.

3.

Reference is made to that certain Convertible Debenture, dated as of January 16, 2007, by and between the Company and each of the Purchasers signatory thereto.  Capitalized terms used in this Paragraph and not otherwise defined herein shall have the meaning ascribed to them in the Convertible Debenture.

For the purpose of clarification, the Equity Conditions shall not be deemed to be satisfied during any Stand-off Period, as such term is defined in the Registration Rights Agreement referred to in Paragraph 1 hereof.

4.

Notwithstanding anything herein or in the Registration Rights Agreement, Securities Purchase Agreement, or Convertible Debenture to the contrary, all agreements by and between Company and the undersigned will be construed in a manner consistent with the foregoing provisions of this agreement, and are deemed to be amended hereby.  This agreement shall continue in full force and effect for the term of the agreements amended hereby; provided, however, that in the event that a Market Standoff, as defined in paragraph 1 above, shall not have commenced prior to July 2, 2007, this Agreement shall be of no further force and effect; provided, further, that if a “firm commitment” or “best efforts” registered public offering by the Company in an amount of at least $20 million has not closed on or before the 45th day following the earlier of (i) July 2, 2007 or (ii) the date the Securities and Exchange Commission declares a registration statement relating to such a “firm commitment” or “best efforts” registered public offering effective, this Agreement shall be of no further force and effect.

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Please be advised that the foregoing is highly confidential and by signing below you acknowledge and agree that you will not make any public disclosures regarding the existence or contents of this letter unless required by law or with our consent.

Very truly yours,

Jeffrey M. Thompson
Chief Executive Officer

AGREED AND ACKNOWLEDGED:

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